Exhibit 99.1

Tesla Second Quarter 2016 Update

•    Completed Model 3 design phase

•    Increased automotive gross margin on both Model S and Model X

•    Exited Q2 consistently producing nearly 2,000 vehicles/week

•    Production and demand on track to support 50,000 deliveries in 2H 2016

•    Merger agreement to acquire SolarCity signed, subject to shareholder vote

August 3, 2016

Dear Customers and Fellow Shareholders:

Q2 was certainly busy. We completed the design phase of Model 3, increased vehicle production by another 18% sequentially, rolled out the biggest aesthetic and functional update to Model S since its initial launch, introduced an upgradeable 60 kWh Model S, increased automotive gross margin excluding ZEV credits, and completed a $1.7 billion equity raise to end the quarter with $3.25 billion in cash.

Since then, we introduced a similarly upgradeable 60 kWh Model X, shared our future vision for Tesla in “The Master Plan, Part Deux,” formally introduced the Gigafactory to the world, and signed a definitive agreement to acquire SolarCity. Through all of this, we remain focused on launching Model 3 next year as scheduled.

Strong Demand Despite Product Transitions

In line with the first “Master Plan” published a decade ago, we are focused on making our products increasingly compelling and affordable. We expanded the functionality and updated the look of Model S, and also introduced 60 kWh battery configurations for both Model S and Model X. These 60 kWh cars are upgradeable to 75 kWh at any time via a simple, paid software update. This makes our vehicles more affordable while the ability to upgrade adds the flexibility to increase range and performance at purchase or at any time thereafter. Optionality like this is something that only Tesla offers.

At the beginning of Q2, we had very few Model X test drive cars in our stores and no refreshed Model S vehicles. Despite not having the refreshed Model S in stores for the full quarter, and not until June for international markets, Model S orders increased year over year. With the addition of Model X orders, total Q2 net new vehicle orders rose 67% from a year ago.

In Q2 we delivered 14,402 new vehicles consisting of 9,764 Model S and 4,638 Model X, which was slightly higher than what we stated in our July announcement. Model S remains the market share leader in North America and Europe among all comparably priced four-door sedans, and Model X is quickly gaining ground against similarly priced SUVs in all regions.

Introduced in 2013, our resale value guarantee (RVG) helped reassure customers that Tesla vehicles would retain value over time. Since both our new and pre-owned Tesla vehicles are selling well, we discontinued the program in North America. We still offer an RVG when it can help lower customer monthly payments in certain international markets that have less compelling financing options.

We are also accelerating store openings and plan to add a new retail location every four days on average during the remainder of Q3 and through Q4. We are adding stores in new population-dense markets like Taipei, Seoul, and Mexico City, while also adding stores in our most mature markets like California. The quality of our new locations is also improving as many shopping malls now consider us the new standard for an anchor tenant based on the amount of foot traffic that we draw and our very high revenue per square foot.

New Taipei, Taiwan Location

Manufacturing Improvements Prompt Production Increases

Model X – General Assembly

During our Q1 earnings call, we spoke about the significant challenges that we had experienced during our ongoing vehicle production ramp. Since then, we have made considerable progress. We exited Q2 consistently producing nearly 2,000 vehicles per week and our total Q2 production of 18,345 vehicles constituted a new quarterly production record, up 18% from Q1 and up 43% from Q2 last year. Production hours per vehicle also declined throughout the quarter for both cars. Based on this progress, vehicle production is now on track to support about 50,000 deliveries in the second half of this year, with automotive gross margin improvement.

We have completed the design phase of Model 3 and released Model 3 for tooling, production planning and validation. The Model 3 capacity expansion will reflect our initial efforts to apply our “machine that makes the machine” philosophy to vehicle manufacturing, and demonstrates our intense focus on volumetric and capital efficiency. Some Model 3 production equipment is already on line, including initial capacity in our stamping and paint centers. Later this year, we plan to begin construction of new Model 3 body and general assembly centers.

Gigafactory construction remains on target to support volume production of Model 3 in late 2017, and we recently accelerated construction to reach a rate of 35 GWh/year of cell production in 2018. This will allow us to meet the needs of our accelerated Model 3 production plan.

Finally, we signed a definitive agreement to acquire SolarCity. Buying the largest residential solar energy installer and generator in the United States along with its unique panel technology will further our mission of accelerating the world’s transition to sustainable energy. We see significant opportunities for product innovation and integration, and we shared our initial thoughts on synergies earlier this week.

Seamless Energy Generation, Storage & Consumption

Q2 Results

Total Q2 GAAP revenue was $1.3 billion, while non-GAAP revenue was $1.6 billion for the quarter, up 31% from a year ago. Total Q2 gross margin was 21.6% on a GAAP basis and 20.8% on a non-GAAP basis.

Automotive revenue was $1.2 billion on a GAAP basis and $1.5 billion on a non-GAAP basis, which includes a $293 million net increase in deferred revenue and other long term liabilities resulting from lease accounting used for indirect leases issued through our bank partners and cars sold with an RVG.

We delivered fewer cars in Q2 than originally planned as a result of our steep production ramp, which resulted in almost half of Q2 production occurring in the final four weeks of the quarter. Given inflection points in the production ramp and firm shipping cutoffs, shifting production by even a short period of time had a disproportionate impact on the number of cars that were delivered by quarter end.

Model S average prices increased 3% sequentially, due to higher option take rates and the modest price increase associated with the Model S refresh. Model X average prices were more than 15% higher than for Model S, despite declining sequentially as mix shifted away from Signature Series variants.

Q2 Automotive gross margin was 23.1% on a GAAP basis. On a non-GAAP basis, gross margin excluding ZEV credits increased over 200 basis points from Q1 to 21.9%. We recognized an insignificant amount of ZEV credit revenue in Q2. The strong sequential gross margin increase was primarily due to improved manufacturing for Model X and favorable pricing for Model S. Our warranty accrual rates on new vehicles were generally consistent with Q1.

Q2 Services and other revenue was $88 million, up 15% from a year ago but down sequentially. The decline was primarily due to having fewer pre-owned cars to sell because of the need to use them to expand our service loaner fleet. Q2 Service and other gross margin was 2.5%, down from 4.7% in Q1, but generally in line with our expectations.

Total Q2 GAAP operating expenses were $513 million and included $61 million of non-cash stock-based compensation. After excluding non-cash stock based compensation, non-GAAP operating expenses were $452 million, up 8% from Q1. Research and development expenses increased sequentially as we worked to finalize Model 3 vehicle engineering. Non-GAAP sales, general and administrative expenses reflect careful expense management and would have been flat sequentially, except for a one-time payroll tax expense of $17 million associated with the exercise of CEO stock options that would have expired this year.

Our Q2 GAAP net loss was $293 million or a $2.09 loss per share on 140 million basic shares, while our non-GAAP net loss was $150 million, or a $1.06 loss per basic share. Both figures include a $0.05 per basic share loss related mostly to losses from foreign currency transactions.

Cash and cash equivalents rose to $3.25 billion at quarter end, driven by the successful completion of our $1.7 billion secondary offering, receipt of Model 3 deposits, an incremental $113 million draw against our ABL, and effective cash management. The ABL draw is tied to operations and mirrors the temporary increase in vehicles in-transit at quarter end and growth of our direct leasing portfolio.

Our GAAP cash flow from operations during the quarter was $150 million, which included the receipt of Model 3 deposits. After adding $143 million of cash inflows from vehicle sales to our bank leasing partners, our cash flow from core operations was nearly $293 million.

During Q2, we invested $295 million in capital expenditures to increase production capacity, accelerate Gigafactory construction, and expand customer support infrastructure. Capital expenditures remain on plan to help us reach our goal of producing 500,000 vehicles in 2018.

Our captive leasing program remains strong. Tesla Finance directly leased 1,132 cars to customers in Q2, worth $117 million of aggregate transaction value.

Gigafactory Expansion

Outlook

Production and demand are on track to support deliveries of approximately 50,000 new Model S and Model X vehicles during the second half of 2016.

Vehicle production efficiency is improving rapidly and we are now increasing our weekly production rate even further. Barring any further supply constraints, we plan to exit Q3 with a steady production rate of 2,200 vehicles per week, and plan to increase production to 2,400 vehicles per week in Q4.

We anticipate that direct leasing will rise from 8% of deliveries in Q2 to about 15% of deliveries in Q3, as we have reached our funding limit with a banking partner. We anticipate adding new partners that will allow us to fund our planned growth in the future. We recognize revenue on directly leased deliveries as cash is received over the lease term of typically three years, on both a GAAP and non-GAAP basis.

Model S and Model X cost reductions and improved vehicle manufacturing efficiency should offset the margin impact of the expected mix shift toward our 60 kWh configured vehicles and still drive additional gross margin increases throughout the year. We expect GAAP and non-GAAP Automotive gross margins excluding ZEV credits to increase by 2-3 percentage points through Q3 and Q4.

Total non-GAAP operating expenses should increase sequentially in Q3 and Q4, and we now expect full year 2016 total non-GAAP operating expenses to increase by about 30%. The increases come from engineering, design, and testing expenses related to Model 3 supplier contracts, and higher sales and service costs associated with expanding our geographic presence.

Despite the disciplined pace of capital spending in the first half of this year, we still expect to invest about $2.25 billion in capital expenditures in 2016, in support of our accelerated production plan for Model 3.

As we move ever closer to the launch of Model 3, we remain as excited as ever for the future of Tesla.

Elon Musk, Chairman & CEO	Jason Wheeler, Chief Financial Officer

Webcast Information

Tesla will provide a live webcast of its second quarter 2016 financial results conference call beginning at 2:30 p.m. PT on August 3, 2016, at ir.tesla.com. This webcast will also be available for replay for approximately one year thereafter.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation, the change in fair value related to Tesla’s warrant liability, non-cash interest expense related to Tesla’s convertible senior notes. Non-GAAP financial measures also exclude the impact of lease accounting on related revenues and cost of revenues associated with Model S and Model X deliveries with the resale value guarantee and similar buy-back terms, as this perspective is useful in understanding the underlying cash flow activity and timing of vehicle deliveries. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Additionally, on May 17, 2016, the staff of the Securities & Exchange Commission issued new guidance relating to non-GAAP financial measures used in public disclosures generally as well as in filings with the SEC, such as in earnings releases. We are currently in the process of evaluating this guidance with respect to our use and presentation of non-GAAP financial measures, and have already taken certain steps to modify our prior disclosure practices in this area. Such modifications do not change the underlying financial results of our business or our expectations for our future performance. As we continue to evaluate the SEC’s guidance, we will determine whether it is appropriate to make additional changes to our use and presentation of non-GAAP financial measures and will inform our investors as to our determination at the appropriate time.

Forward-Looking Statements

Certain statements in this shareholder letter, including statements in the “Outlook” section; statements relating to the progress Tesla is making with respect to product development; statements regarding growth in the number of Tesla store, service center, Supercharger locations; statements relating to the production and delivery timing of future products such as Model 3; growth in demand and orders for Tesla products and the catalysts for that growth; the ability to achieve product demand, volume, production, delivery, revenue, cash flow, leasing, gross margin, spending, capital expenditure and profitability targets; productivity improvements and capacity expansion plans; Tesla Gigafactory timing, plans and output expectations, including those related to cell and other production; and opportunities for product innovation and integration with SolarCity are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: the risk of delays in the manufacture, production and delivery of Model S and Model X vehicles and energy products, and production and delivery of Model 3 vehicles; the ability to design and achieve market acceptance of Model S and its variants, as well as new vehicle models, specifically Model X and Model 3; the ability of suppliers to meet quality and part delivery expectations at increasing volumes; adverse foreign exchange movements; any failures by Tesla products to perform as expected or if product recalls occur; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Panasonic; potential difficulties in finalizing, performing and realizing potential benefits under definitive agreements for the Tesla Gigafactory site, obtaining permits and incentives, negotiating terms with technology, materials and other partners for Gigafactory, and maintaining Gigafactory implementation schedules, output and costs estimates; and Tesla’s ability to execute on its retail strategy and for new store, service center and Tesla Supercharger openings. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our quarterly report on Form 10-Q filed with the SEC on May 10, 2016. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact: Jeff Evanson Investor Relations ir@tesla.com	Press Contact: Khobi Brooklyn Communications press@tesla.com

Tesla Motors, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2016	Mar 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues
Automotive (1A)	$1,181,852	$1,026,064	$878,090	$2,207,916	$1,771,410
Services and other	88,165	120,984	76,886	209,149	123,446

Total revenues	1,270,017	1,147,048	954,976	2,417,065	1,894,856

Cost of revenues
Automotive (1B)	909,282	779,316	666,386	1,688,598	1,298,131
Services and other	85,959	115,264	75,220	201,223	123,282

Total cost of revenues (2)	995,241	894,580	741,606	1,889,821	1,421,413

Gross profit	274,776	252,468	213,370	527,244	473,443
Operating expenses
Research and development (2)	191,664	182,482	181,712	374,146	348,866
Selling, general and administrative (2)	321,152	318,210	201,846	639,362	397,211

Total operating expenses	512,816	500,692	383,558	1,013,508	746,077

Loss from operations	(238,040)	(248,224)	(170,188)	(486,264)	(272,634)
Interest income	2,242	1,251	247	3,493	431
Interest expense	(46,368)	(40,625)	(24,352)	(86,993)	(50,926)
Other income (expense), net	(7,373)	9,177	13,233	1,804	(9,072)

Loss before income taxes	(289,539)	(278,421)	(181,060)	(567,960)	(332,201)
Provision for income taxes	3,649	3,846	3,167	7,495	6,207

Net loss	$(293,188)	$(282,267)	$(184,227)	$(575,455)	$(338,408)

Net loss per common share, basic and diluted	$(2.09)	$(2.13)	$(1.45)	$(4.22)	$(2.68)

Shares used in per share calculation, basic and diluted	139,983	132,676	126,689	136,330	126,320

Notes:

(1)	Due to the application of lease accounting for Model S and Model X vehicles with the resale value guarantee or similar buy-back terms, the following is supplemental information for the periods presented:

(A) Net increase in deferred revenue and other long-term liabilities as a result of lease accounting and therefore not recognized in automotive sales	$292,653	$454,678	$242,148	$747,331	$405,823

(B) Net increase in operating lease vehicles as a result of lease accounting and therefore not recognized in automotive cost of sales	$97,247	$359,098	$174,242	$456,345	$288,065

The table above excludes assumed net warranty and stock based compensation amounts included in non-GAAP cost of sales.

(2)	Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$6,495	$6,403	$4,820	$12,898	$9,421
Research and development	33,506	39,602	19,912	73,108	39,704
Selling, general and administrative	27,311	43,652	18,603	70,963	37,236

Total stock-based compensation expense	$67,312	$89,657	$43,335	$156,969	$86,361

Tesla Motors, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2016	Dec 31, 2015
Assets
Cash and cash equivalents	$3,246,301	$1,196,908
Restricted cash and marketable securities - current	24,525	22,628
Accounts receivable	178,594	168,965
Inventory	1,609,607	1,277,838
Prepaid expenses and other current assets	144,678	115,667
Operating lease vehicles, net (1)	2,533,726	1,791,403
Property and equipment, net	3,993,250	3,403,334
Restricted cash - noncurrent	71,621	31,522
Other assets	66,650	59,674

Total assets	$11,868,952	$8,067,939

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$1,673,090	$1,338,946
Deferred revenue (2)	1,319,907	1,006,897
Customer deposits	679,834	283,370
Long-term debt and capital leases	3,246,828	2,649,020
Other long-term liabilities (3)	2,391,853	1,658,717

Total liabilities	9,311,512	6,936,950
Mezzanine equity (4)	37,146	47,285
Stockholders’ equity	2,520,294	1,083,704

Total liabilities and stockholders’ equity	$11,868,952	$8,067,939

Notes:

(1)	Includes the following increase in operating lease vehicles related to deliveries and subject to lease accounting, net of depreciation recognized in automotive cost of sales, for the following periods:

Resale value guarantee program (and other vehicles with similar buy-back terms)
Beginning balance	$1,556,528	$689,689
First quarter	352,782	103,022
Second quarter	217,270	170,025
Third quarter		215,337
Fourth quarter		378,455

Ending balance	$2,126,580	$1,556,528

Model S and Model X leasing program
Beginning balance	$234,619	$81,636
First quarter	99,976	35,687
Second quarter	72,252	39,587
Third quarter		25,162
Fourth quarter		52,547

Ending balance	$406,847	$234,619

(2)	Includes the following increase in deferred revenue related to deliveries with the resale value guarantee and similar programs and subject to lease accounting, net of revenue amortized to automotive sales, for the following periods:

Beginning balance	$679,131	$376,471
First quarter	121,836	45,334
Second quarter	50,717	60,767
Third quarter		67,522
Fourth quarter		129,037

Ending balance	$851,684	$679,131

(3) Includes the following increase in other liabilities related to deliveries with the resale value guarantee and similar programs and subject to lease accounting for the following periods:

Beginning balance	$1,430,573	$487,879
First quarter	344,926	118,341
Second quarter	231,848	186,957
Third quarter		245,133
Fourth quarter		392,263

Ending balance	$2,007,347	$1,430,573

(4)	Our common stock price exceeded the conversion threshold price of our convertible senior notes due 2018 (2018 Notes) issued in May 2013; therefore, the 2018 Notes are convertible at the holder’s option during the third quarter of 2016. As such, the carrying value of the 2018 Notes was classified as a current liability as of June 30, 2016 and the difference between the principal amount and the carrying value of the 2018 Notes was reflected as convertible debt in mezzanine equity on our condensed consolidated balance sheet as of June 30, 2016.

Tesla Motors, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	Jun 30, 2016	Mar 31, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Selected Cash Flow Information
Cash flows provided by (used in) operating activities	$150,337	$(249,605)	$(159,516)	$(99,269)	$(291,310)
Cash flows used in investing activities	(319,854)	(233,819)	(422,837)	(553,673)	(855,181)
Cash flows provided by financing activities	1,976,584	715,435	218,351	2,692,019	404,507

Other Selected Financial Information
Cash flows provided by (used in) operating activities	$150,337	$(249,605)	$(159,516)	$(99,269)	$(291,310)
Change in collateralized lease borrowing	$142,762	$241,763	$118,574	$384,525	$196,535

Cash flow from core operations	$293,099	$(7,842)	$(40,942)	$285,256	$(94,775)

Capital expenditures	(294,720)	(216,859)	(405,165)	(511,579)	(831,225)
Depreciation and amortization	$183,232	$156,460	$91,389	$339,692	$168,501

	Jun 30, 2016	Mar 31, 2016	Jun 30, 2015
Cash and Investments
Cash and cash equivalents	$3,246,301	$1,441,789	$1,150,673
Restricted cash and marketable securities - current	24,525	23,980	20,591
Restricted cash - noncurrent	71,621	47,783	19,774

Supplemental Model S and Model X Leasing Program Information

(in thousands, except for vehicle deliveries)

	Three Months Ended			Six Months Ended
	Jun 30, 2016	Mar 31, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Vehicles delivered	1,132	1,405	631	2,537	1,223
Average per unit price of vehicles delivered	103	$106	$100	$105	$103

Aggregate value of vehicles delivered (1)	$116,899	$148,994	$63,127	$265,829	$126,486

Leasing revenue recognized	$23,883	$16,692	$9,228	$40,575	$15,697

(1)	Aggregate value is the product of multiplying vehicles delivered by the average per unit price of vehicles delivered

Non-GAAP Financial Information

This letter includes non-GAAP financial information because we plan and manage our business using such information. Our non-GAAP measures align the recognition of revenues and costs related to a vehicle sale with the time when the customer takes delivery of the car and cash is received or owed to us. This contrasts with the approach of other automotive manufacturers who under GAAP accounting recognize revenue when the vehicle is sold into dealership inventory rather than to end customers, even though in the case of a captive finance lease they may not collect cash for several years on a consolidated basis.

Our non-GAAP revenue and gross profit is determined by adding back the deferred revenue and related costs for cars sold with resale value guarantee and where we have collected, or will collect from a bank intermediary in a matter of days, the purchase price of the car in cash. For cars leased directly by Tesla, we recognize lease revenue and related costs over the lease term and the same way for both GAAP and non-GAAP purposes. Our non-GAAP expense and per share information also exclude non-cash interest expense and stock-based compensation.

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	Jun 30, 2016	Mar 31, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Net loss (GAAP)	$(293,188)	$(282,267)	$(184,227)	$(575,455)	$(338,408)
Stock-based compensation expense	67,312	89,657	43,335	156,969	86,361
Non-cash interest expense related to convertible notes and other borrowing	31,823	28,902	18,171	60,725	37,681

Net income (loss) (Non-GAAP) including lease accounting	(194,053)	(163,708)	(122,721)	(357,761)	(214,366)

Model S and Model X gross profit deferred due to lease accounting (1)(2)	44,538	88,458	61,907	132,996	108,303

Net income (loss) (Non-GAAP)	$(149,515)	$(75,250)	$(60,814)	$(224,765)	$(106,063)

Net loss per share, basic (GAAP)	$(2.09)	$(2.13)	$(1.45)	$(4.22)	$(2.68)
Stock-based compensation expense	0.48	0.67	0.34	1.15	0.68
Non-cash interest expense related to convertible notes and other borrowing	0.23	0.22	0.14	0.45	0.30
Model S and Model X gross profit deferred due to lease accounting (1)(2)	0.32	0.67	0.49	0.98	0.86

Net income (loss) per share, basic (Non-GAAP)	$(1.06)	$(0.57)	$(0.48)	$(1.64)	$(0.84)

Shares used in per share calculation, basic (GAAP and Non-GAAP)	139,983	132,676	126,689	136,330	126,320

Net loss per share, diluted (GAAP)	$(2.09)	$(2.13)	$(1.45)	$(4.22)	$(2.68)
Stock-based compensation expense	0.48	0.67	0.34	1.15	0.68
Non-cash interest expense related to convertible notes and other borrowing	0.23	0.22	0.14	0.45	0.30

Net income (loss) (Non-GAAP) including lease accounting	(1.38)	(1.23)	(0.97)	(2.62)	(1.70)

Model S and Model X gross profit deferred due to lease accounting (1)(2)	0.32	0.67	0.49	0.98	0.86

Net income (loss) per share, diluted (Non-GAAP)	$(1.06)	$(0.57)	$(0.48)	$(1.64)	$(0.84)

Shares used in per share calculation, diluted (Non-GAAP)	139,983	132,676	126,689	136,330	126,320

(1)	Includes deliveries of Model S and Model X with the resale value guarantee or similar buy-back terms and not deliveries under the direct leasing program.

(2)	Under GAAP, warranty costs are expensed as incurred for Model S and Model X vehicle deliveries with the resale value guarantee or similar buy-back terms and subject to lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $11.3 million, $12.6 million, and $10.2 million is included for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively. For the six months ended June 30, 2016 and 2015, an estimated incremental warranty reserve of $23.9 million and $17.0 million is included, respectively. Additionally, stock-based compensation of $6.5 million, $6.4 million and $4.8 million is excluded for non-GAAP purposes for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively. For the six months ended June 30, 2016 and 2015, stock-based compensation of $12.9 million and $9.4 million is excluded, respectively.

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended			Six Months Ended
	Jun 30, 2016	Mar 31, 2016	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Revenues (GAAP)	$1,270,017	$1,147,048	$954,976	$2,417,065	$1,894,856
Model S and Model X revenue deferred due to lease accounting (1)	292,653	454,678	242,148	747,331	405,823

Revenues (Non-GAAP)	$1,562,670	$1,601,726	$1,197,124	$3,164,396	$2,300,679

Gross profit (GAAP)	$274,776	$252,468	$213,370	$527,244	$473,443
Model S and Model X gross profit deferred due to lease accounting (1)(2)	44,538	88,458	61,907	132,996	108,303
Stock-based compensation expense	6,495	6,403	4,820	12,898	9,421

Gross profit (Non-GAAP)	$325,809	$347,329	$280,097	$673,138	$591,167

Research and development expenses (GAAP)	$191,664	$182,482	$181,712	$374,146	$348,866
Stock-based compensation expense	(33,506)	(39,602)	(19,912)	(73,108)	(39,704)

Research and development expenses (Non-GAAP)	$158,158	$142,880	$161,800	$301,038	$309,162

Selling, general and administrative expenses (GAAP)	$321,152	$318,210	$201,846	$639,362	$397,211
Stock-based compensation expense	(27,311)	(43,652)	(18,603)	(70,963)	(37,236)

Selling, general and administrative expenses (Non-GAAP)	$293,841	$274,558	$183,243	$568,399	$359,975

(1)	Includes deliveries of Model S and Model X with the resale value guarantee or similar buy-back terms and not deliveries under the direct leasing program.

(2)	Under GAAP, warranty costs are expensed as incurred for Model S and Model X vehicle deliveries with the resale value guarantee or similar buy-back terms and subject to lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $11.3 million, $12.6 million, and $10.2 million is included for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively. For the six months ended June 30, 2016 and 2015, an estimated incremental warranty reserve of $23.9 million and $17.0 million is included, respectively. Additionally, stock-based compensation of $6.5 million, $6.4 million and $4.8 million is excluded for non-GAAP purposes for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively. For the six months ended June 30, 2016 and 2015, stock-based compensation of $12.9 million and $9.4 million is excluded, respectively.